(Letterhead of Leonard W. Burningham, Esq.)


March 19, 2001


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


      Re: Consent to be named in the S-8 Registration Statement of Little Creek, Inc., a Utah corporation (the "Registrant"), SEC File No. 000-28325 to be filed on or about March 19, 2001, covering the registration and issuance 140,000 shares of common stock to four individual consultants and/or employees


Ladies and Gentlemen:

     I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                Sincerely yours,


                       /S/LEONARD W. BURNINGHAM
                       Leonard W. Burningham, Esq.